EPL
Energy Partners, Ltd.                              Energy Partners, Ltd.
                               News Release        201 St. Charles Avenue,
                                                   Suite 3400
                                                   New Orleans, Louisiana 70170
                                                   (504) 569-1875


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For Immediate Release To:                        For Information Contact:
Analysts, Financial Community, Media             Al Petrie  (504) 799-1953
                                                            alpetrie@eplweb.com

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              EPL High Bidder on Six Central Gulf of Mexico Blocks


New Orleans, Louisiana, March 20, 2003...Energy Partners, Ltd. ("EPL) (NYSE:EPL) announced today that it was the high bidder on six blocks encompassing 30,000 gross acres at the Central Gulf of Mexico Lease Sale 185 held yesterday in New Orleans by the U. S. Department of the Interior, Minerals Management Service. All of the blocks are located on the Continental Shelf of the Gulf of Mexico in water depths ranging from 40 feet to 300 feet. The total amount of EPL's bids on these blocks was approximately $4 million. The Minerals Management Service will evaluate all high bids received at the sale and will accept or reject bids based on its evaluation.

The six blocks and EPL's working interest in each block include:

         West Cameron Block 604              100%
         East Cameron Block 36                50%
         South Marsh Island Block 109         25%
         South Timbalier Block 41             60%
         South Timbalier Block 46            100%
         South Timbalier Block 180           100%

EPL will operate four of the six blocks. South Timbalier Block 41 is adjacent to EPL's currently producing South Timbalier Block 26 while South Timbalier Block 180 is the north offset to EPL's currently producing South Timbalier Block 185. EPL said that prospects on as many as three of the blocks could be drilled in 2003.

Founded in 1998, EPL is an independent oil and natural gas exploration and production company based in New Orleans, Louisiana. The Company's operations are focused in the shallow to moderate depth waters of the Gulf of Mexico Shelf.



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Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, believes or anticipates may or will occur in future, are "forward-looking statements" under
U. S. securities laws. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in our Annual Report on Form 10-K for fiscal year ended December 31, 2002 filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance or an assurance that the Company's current assumptions and projections are valid. Actual results may differ materially from those projected.
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